EXHIBIT 10.28
AMENDMENT NUMBER ONE TO THE
GENUINE PARTS COMPANY
DIRECTORS’ DEFERRED COMPENSATION PLAN
          This Amendment to the Genuine Parts Company Directors’ Deferred Compensation Plan is adopted by Genuine Parts Company (the “Company”), effective as of the date set forth herein.
W I T N E S S E T H:
          WHEREAS, the Company maintains The Genuine Parts Company Directors’ Deferred Compensation Plan (the “Plan”), and such Plan is currently in effect;
WHEREAS, the Company desires to amend the Plan; and
          WHEREAS, pursuant to Section 7.01 of the Plan, the Company has reserved the right to amend the Plan through action of the Executive Committee to the Board;
          NOW, THEREFORE, BE IT RESOLVED that the Plan is hereby amended as follows:
1.
          Effective January 1, 2008, Section 3.02 is deleted in its entirety and a new Section 3.02 is hereby substituted in lieu thereof as follows:
3.02	Voluntary Termination of Election Form. A Participant may not terminate his or her Election Form on or after January 1 of the calendar year to which the Election Form relates. On or after January 1, such Election Form shall be irrevocable for all of such calendar year.
2.
          Effective January 1, 2008, Section 3.04 is hereby deleted in its entirety and a new Section 3.04 is substituted in lieu thereof as follows:
3.04	Automatic Termination of Election Form. A Participant’s Election Form will automatically terminate at the earlier of (i) the Participant’s Termination of Service, (ii) a Participant’s unforeseeable emergency (as defined in Treas. Reg. 1.409A-3(i)(3)), or (iii) the termination of the Plan in accordance with Code Section 409A (see Treas. Reg. Section 1.409A-3(j)(4)(ix)).
3.
          Effective January 1, 2008, Section 4.05(a) is hereby deleted in its entirety and a new Section 4.05(a) is substituted in lieu thereof as follows:
(a)	Payment Election. Payment of a Participant’s Plan benefits shall be made within ninety (90) days following the Participant’s Termination of Service as determined by the Plan Administrator.

4.
          Effective January 1, 2008, Section 4.05(b) is hereby deleted in its entirety and a new Section 4.05(b) is substituted in lieu thereof as follows:
(b)	Optional Forms of Payment. Distributions from Participant Accounts (either in cash or in Common Stock) may be paid to the Participant either in a lump sum or in a number of approximately equal annual installments designated by the Participant on the Participant’s initial Election Form. Such annual installments may be for 5 years, 10 years or 15 years. The method of payment (e.g., in lump sum or installments) elected on the Participant’s initial Election Form will apply to all amounts (including future deferrals) held in both the Variable Rate Sub-Account and Stock Sub-Account. If a Participant elects to receive a distribution of his or her Account in cash installments, the Plan Administrator may purchase an annuity from an insurance company which annuity will pay the Participant the desired annual installments. If the Plan Administrator purchases an annuity contract, the Director will have no further rights to receive payments from the Company or the Plan with respect to the amounts subject to the annuity. If the Plan Administrator does not purchase an annuity contract, the value of the Account remaining unpaid shall continue to receive allocations of return as provided in Section 4.03 and Section 4.04. If the Participant fails to designate a payment method in the Participant’s initial Election Form, the Participant’s Account shall be distributed in a lump sum.
5.
          Effective January 1, 2008, Section 4.05(d) is hereby deleted in its entirety and a new Section 4.05(d) is substituted in lieu thereof as follows:
(d)	Irrevocable Election. A Participant may not elect a different payment commencement date for each year’s Fees deferred under the Plan. In addition, a Participant may not elect a different payment form for each year’s Fees deferred under the Plan. The payment commencement date and payment form elected or deemed elected on the Participant’s initial Election form shall be irrevocable.
6.
          Effective January 1, 2008, Section 4.05(e) is hereby deleted in its entirety and a new Section 4.05(e) is substituted in lieu thereof as follows:
(e)	Acceleration of Payment. The Plan Administrator may involuntarily cash out a Participant’s interest in this Plan in a single lump sum cash payment following the Participant’s Termination of Service if the following criteria are satisfied:
(i)	The Plan Administrator determines in writing to involuntarily cash out the Participant (such writing must be completed before the payment is distributed);

(ii)	The payment results in the termination and liquidation of the Participant’s entire interest under this Plan as well as under any agreement, program, or arrangement that is aggregated with this Plan under Treas. Reg. Section 1.409A-1(c)(2); and

(iii)	The lump sum cash payment is not greater than the applicable dollar amount under Section 402(g)(1)(B) (the maximum permissible 401(k) contribution — not including catch-up contributions).

7.
          Effective January 1, 2008, Section 4.05(f) is hereby deleted in its entirety and a new Section 4.05(f) is substituted in lieu thereof as follows:
(f)	Payment to Beneficiary. Upon the Participant’s death, all unpaid amounts held in the Participant’s Account shall be paid to the Participant’s Beneficiary in the same benefit payment form the Participant elected on the Election Form and in accordance with the payment distribution rules set forth in the Plan. Such payment will commence to be paid no later than the ninetieth (90th) day following the Participant’s death as determined by the Plan Administrator.
8.
          Effective January 1, 2008, Section 4.06 is hereby deleted in its entirety and a new Section 4.06 is substituted in lieu thereof as follows:
4.06	Unforeseeable Emergency. The Plan Administrator may, in its sole discretion, accelerate the making of payment to a Participant of an amount reasonably necessary to handle an unforeseeable emergency (as defined in Treas. Reg. Section 1.409A-3(i)(3)). Such payment may be made even if the Participant has not incurred a Termination of Service. All unforeseeable emergency distributions shall be made in cash in a lump sum. Such payments will be made on a first-in, first-out basis so that the oldest Fees deferred under the Plan shall be deemed distributed first in an unforeseeable emergency.
9.
          Effective January 1, 2008, the following is added to the end of Section 4.07 as follows:
“In no event shall this Section 4.07 delay the payment of benefits or alter the form of benefits otherwise provided under this Plan.”
10.
          Effective January 1, 2008, Section 4.08 is hereby deleted in its entirety and a new Section 4.08 is substituted in lieu thereof as follows:
4.08	Application for Benefits. The Plan Administrator may require a Participant or Beneficiary to complete and file certain forms as a condition precedent to receiving the payment of benefits. The Plan Administrator may rely upon all such information given to it, including the Participant’s current mailing address. It is the responsibility of all persons interest in receiving a distribution pursuant to the Plan to keep the Plan Administrator informed of their current mailing addresses. In no event shall this Section 4.08 delay the payment of benefits or alter the form of benefits otherwise provided under this Plan.
11.
          Effective January 1, 2008, Section 7.01 is hereby deleted in its entirety and a new Section 7.01 is substituted in lieu thereof as follows:

7.01	Amendment and Termination. The Committee reserves the right to modify, alter, amend, or terminate the Plan, at any time and from time to time, without notice, to any extent deemed advisable; provided, however, that no such amendment or termination shall (without the written consent of the Participant, if living, and if not, the Participant’s Beneficiary) adversely affect any benefit under the Plan which has accrued with respect to the Participant or Beneficiary as of the date of such amendment or termination regardless of whether such benefit is in pay status. Notwithstanding the foregoing, no amendment (other than an amendment to increase the number of Common Stock units available under the Plan — see Section 4.03(b)), modification, alternation, or termination of the Plan may be given effect with respect to any Participant without the consent of such Participant if such amendment, modification, alteration, or termination is adopted during the six-month period prior to a Change of Control or during the two-year period following a Change in Control. In addition, no termination shall result in an acceleration of any benefit under this Plan unless such termination complies with the termination and liquidation provisions of Code Section 409A (see Treas. Reg. Section 1.409A-3(j)(4)(ix)). Finally, the Committee or the Plan Administrator may amend the Plan for any purpose to comply with Code Section 409A, including optional Code Section 409A provisions, and may amend the Plan to comply with other required changes in law without the consent of Participants or Beneficiaries and regardless of a prior or subsequent Change in Control.
12.
          Effective January 1, 2008, Section 8.01 is hereby deleted in its entirety and a new Section 8.01 is substituted in lieu thereof as follows:
8.01	Immediate Payment upon Change of Control. Notwithstanding any other provisions in the Plan, in the event there is a Change of Control of the Company as defined in Section 8.03, any Participant whose service is terminated on account of such Change of Control shall receive an immediate lump sum payment of the Participant’s Account balances. For purposes of this Section 8.01, a Participant’s service shall be considered to have “terminated on account of such Change of Control” only if the Participant’s service on the Board is terminated without cause during the two-year period following the Change of Control.
13.
          Effective January 1, 2008, Section 8.02 is hereby deleted in its entirety and a new Section 8.02 is substituted in lieu thereof as follows:
8.02	Acceleration of Installment Distributions. Notwithstanding any other provisions in the Plan, in the event there is a Change of Control as defined in Section 8.03 and a Code Section 409A Change of Control of the Company as defined in Code Section 409A (see Treas. Reg. Section 1.409A-3(i)(5)), any Participant who has commenced receiving installment distributions from the Company (other than from an annuity contract purchased from an insurance company) shall immediately receive a lump sum payment in an amount equal to the unpaid balance of the Participant’s Accounts.
14.
          Effective January 1, 2008, the following is added to the end of Section 9.03 as follows:

          However, such rights shall not be greater than those rights held by the Company immediately prior to such transaction.
15.
          Effective January 1, 2008, Section 9.04 is hereby deleted in its entirety and a new Section 9.04 is substituted in lieu thereof as follows:
9.04	Release. Any payment to Participant or Beneficiary, or to their legal representatives, in accordance with the provisions of the Plan, shall to the extent thereof be in full satisfaction of all claims hereunder against the Committee, the Plan Administrator and the Company, any of whom may require such Participant, Beneficiary, or legal representative, as a condition precedent to such payment, to execute a receipt and release therefor in such form as shall be determined by the Plan Administrator, the Committee, or the Company, as the case may be. If the Plan Administrator, Committee or the Company request that a Participant, Beneficiary or legal representative sign a release and such individual fails to sign such release within 60 days of the Participant’s Termination of Service, all payments under this Plan shall be deemed forfeited.
16.
          Effective January 1, 2008, Section 9.06 is hereby deleted from the Plan and in lieu thereof, the following phrase shall be added:
“9.06 Six Month Wait for Specified Employees. In the extremely rare circumstance in which a Participant is also a “specified employee” (as defined in Treas. Reg. Section 1.409A-1(i)), the payment of any benefit under this Plan shall not be made until the first day of the seventh month following the Participant’s Termination of Service with the Company.”
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Except as amended herein, the Plan shall remain in full force and effect.
          IN WITNESS WHEREOF, the Company has caused this Amendment to the Plan to be executed by its duly authorized officer as of the date first above written.

GENUINE PARTS COMPANY

By:	/s/ Carol B. Yancey

Name

	Title	Senior VP-Finance and Corp Sec.